Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION NAMES

JOHN P. SCHAUERMAN EXECUTIVE VICE PRESIDENT, CORPORATE DEVELOPMENT

 AND APPOINTS PETER J. MOERBEEK EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Peter C. Brown, CPA Joins Board of Directors

Lake Forest, CA – February 10, 2009 – Primoris Services Corporation (NasdaqGM: PRIM; PRIMU; PRIMW) (“Primoris” or “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced that John P. Schauerman has been named to the newly created position of Executive Vice President, Corporate Development and that Peter J. Moerbeek has been named Executive Vice President, Chief Financial Officer.  Both appointments were effective February 6, 2009.

Mr. Schauerman, 52, joined Primoris in 1993 as Senior Vice President and a director, and was named Chief Financial Officer in February 2008.  He has been responsible for Primoris’s financial activities, corporate planning, financial relationships, capital commitments, acquisitions and sales of business segments, and project development.  In his new role, Mr. Schauerman will focus on developing and integrating Primoris’s overall strategic plan, with an emphasis on evaluating and structuring new business opportunities and acquisitions, particularly in the area of renewable energy.

Mr. Moerbeek, 61, has served as an independent director of Primoris since July 2008.  Previously, he served as Chief Executive Officer of a private equity funded company engaged in the acquisition and operation of water and wastewater utilities from 2006-2008.  Mr. Moerbeek held several positions with publicly-traded Southwest Water Company, a provider of a broad range of contract water and wastewater services and owner of regulated public utilities, including: Chief Financial Officer (1995-2002); President of the Services Group (1997-2006); President and Chief Operating Officer (2004-2006); and director (2001-2005).  From 1989-1995,  Mr. Moerbeek was Vice President Finance and Operations for publicly-traded Pico Products, Inc., a manufacturer and distributor of products and systems for the cable television industry.  Mr. Moerbeek has a BSEE degree and MBA from the University of Washington, and is a Certified Public Accountant.

Brian Pratt, Primoris’s Chairman, President, and CEO said, “This expansion of our senior management team reflects our commitment to pursuing the varied and exciting growth opportunities that exist in our industry, while demonstrating the depth of executive talent at Primoris.  John has been instrumental in expanding Primoris’s industry and geographic reach over the last 16 years, and he played an integral role in bringing the Company public. Pete brings a unique combination of financial and operational expertise to his new role.  We expect to draw on his experience, relationships and judgment in integrating growth opportunities both financially and operationally.  John created a strong financial infrastructure, which, in combination with Pete’s experience and familiarity with our operations, should ensure a seamless transition of responsibilities.”

Primoris also announced that Peter C. Brown, CPA, has joined the Company’s Board of Directors, increasing the size of the board to 8 members.  Mr. Brown, 65, has been deemed by the Board to be an independent director and “financial expert” and will serve as Chairman of the Audit Committee and as a member of the Compensation Committee.  As a Class A director, his appointment is up for confirmation at Primoris’s next Annual Meeting of Stockholders.  Since 1974, Mr. Brown has served as President and Senior Principal Shareholder of Brown Armstrong Accountancy Corporation, a regional provider of tax, audit, consulting and business services headquartered in Bakersfield, CA.  He is a member of the American Institute of Certified Public Accountants, the California Society of Certified Public Accountants, and the Colorado Society of Certified Public Accountants.

Mr. Pratt commented, “We are also very pleased to have Peter Brown join our Board.  His varied and distinguished career in the financial services industry will serve us well as we grow Primoris.”

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.  For additional information on Primoris, please visit www.primoriscorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of the Company’s Registration Statement on Form S-4, as amended (File No. 333-150343), and other filings with the SEC, including the Company’s Form 10-Q which was filed on November 14, 2008.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
John P. Schauerman	Devin Sullivan
Executive Vice President, Corporate Development	Senior Vice President
(949) 454-7103	(212) 836-9608
jschauerman@primoriscorp.com	dsullivan@equityny.com

Peter J. Moerbeek	Gerrard Lobo
Executive Vice President, Chief Financial Officer	Senior Account Executive
(949) 454-7121	(212) 836-9610
pmoerbeek@primoriscorp.com	globo@equityny.com

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